Exhibit No. 99

For Immediate Release
Media Contact:	Investor Contact:
Sue Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Best Buy Third-Quarter Earnings
Increase 22% To 45 Cents Per Diluted Share
Company Updates Range for Fiscal 2005 Diluted EPS to $2.80 to $2.90

Third-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Nov. 27, 2004	Nov. 29, 2003[1]
Revenue	$6,646	$6,032
Comparable store sales % gain[2]	3.2%	8.6%
Gross profit as % of revenue	24.5%	24.6%
SG&A as % of revenue	21.0%	21.3%
Operating income as % of revenue	3.5%	3.3%
Diluted EPS	$0.45	$0.37

1 Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations.
Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, Dec. 15, 2004 — Best Buy Co., Inc. (NYSE: BBY), North America’s leading retailer of consumer electronics, today reported net earnings of 45 cents per diluted share, or $148 million, for the quarter ended Nov. 27, 2004, an increase of 22 percent compared with 37 cents per diluted share, or $122 million, for the quarter ended Nov. 29, 2003.

“Our employees did an outstanding job of meeting customers’ needs this quarter, and we believe that we gained market share as a result,” said Brad Anderson, vice chairman and CEO of Best Buy. “I’m proud to represent such a talented team of employees. Our ability to deliver double-digit revenue and earnings increases in a more modest growth environment demonstrates how well we execute the business.”

As reported on Dec. 2, third-quarter revenue increased 10 percent to $6.65 billion, compared with revenue of $6.03 billion for the third quarter of fiscal 2004. The revenue increase reflected the addition of 75 new stores in the past 12 months and a comparable store sales gain of 3.2 percent.

The gross profit rate was 24.5 percent of revenue for the third quarter, a modest decline compared with the gross profit rate for the third quarter of the prior year, due to a slightly more promotional environment. Reward Zone, Best Buy’s customer loyalty program launched in July 2003, continued to contribute to the revenue growth for the quarter. Reward Zone reduced the gross profit rate by 0.6 percent of revenue for the third quarter, compared with a reduction of 0.3 percent of revenue for the prior year’s quarter, reflecting increased membership.

The company’s selling, general and administrative expenses rate was 21.0 percent of revenue for the third quarter, compared with 21.3 percent of revenue for the prior year’s third quarter. The improvement in the SG&A rate, compared with the prior year’s period, was primarily driven by leverage associated with the revenue increase, efficiency initiatives implemented in the past year as well as lower impairment charges and administrative costs. These factors were partially offset by costs associated with launching 67 segmented stores as part of Best Buy’s customer centricity initiative.

Operating income improved to 3.5 percent of revenue for the third quarter, due to the expense rate improvement.

The company reported net interest income of approximately $6 million for the third quarter, an improvement of $10 million compared with the same period one year ago, due primarily to higher yields on investments and the repayment of convertible debentures in June 2004. The cash position increased to $2.4 billion at the end of the third quarter, versus $1.8 billion at the end of the same quarter of fiscal 2004. The company’s effective income tax rate for the third quarter declined to 38.1 percent, compared with 38.3 percent for the same period one year ago, due primarily to benefits associated with its international operations and higher levels of tax-exempt interest.

Year-To-Date Performance Summary – Continuing Operations

(U.S. dollars in millions, except per share amounts)

	Nov. 27, 2004[1]	Nov. 29, 2003[1]
Revenue	$18,206	$16,099
Comparable store sales % gain[2]	5.1%	5.8%
Gross profit as % of revenue	25.1%	25.1%
SG&A as % of revenue	21.5%	21.7%
Operating income as % of revenue	3.6%	3.4%
Diluted EPS – continuing operations	$1.24	$1.01

Note: All periods presented exclude Musicland’s financial results, which are reported as discontinued operations.

1 Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations.
Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

For the first nine months of fiscal 2005, the company reported revenue of $18.21 billion, an increase of 13 percent, driven by the opening of new stores as well as a comparable store sales gain of 5.1 percent. The company’s operating income rate improved to 3.6 percent of revenue, compared with 3.4 percent of revenue for the prior year’s period, primarily due to expense leverage related to revenue growth as well as ongoing efficiency initiatives. The company reported earnings from continuing operations of $1.24 per diluted share for the first nine months, an increase of 23 percent compared with earnings from continuing operations of $1.01 per diluted share for the prior year’s period.

Best Buy’s Segmented Stores Outperform Other Stores

The company said that its 67 segmented stores, launched in early October, outperformed other U.S. Best Buy stores in terms of the comparable store sales gain and the gross profit rate. The segmented stores collectively had a comparable store sales gain more than double that of other U.S. Best Buy stores, which in turn outperformed competitors. As expected, the segmented stores’ gross profit rate collectively was higher than the rate of other U.S. Best Buy stores as well, due to a more profitable revenue mix. Finally, the expenses (which included launch costs) of the segmented stores were somewhat more modest than the company had expected, and the capital requirements of the stores were as anticipated.

“This initiative has taken hold inside our organization, thanks to the dedication of the customer centricity team over the past two years. We believe that their work will gain momentum now that we have brought together into one team all of the areas of our organization that have been driving this important work,” said Anderson, CEO, referring to the segment leaders, the marketing organization (which identifies customer segments), and the store experience and communications teams. “Our commitment to this initiative – and our excitement about the outcomes – has never been greater.”

During the third quarter, Best Buy completed an extensive process of training and preparing for the segmented stores to be converted to focus on the unmet needs of specific customer segments. The conversion of this large group of stores was executed seamlessly. This experience and the stores’ holiday results are expected to assist the company in determining the rollout plans and pace for fiscal 2006 conversions, which are expected to be announced along with fourth-quarter earnings on March 30, 2005.

“Our employees launched the segmented stores in the same quarter as they opened 43 new stores and reset three key departments in several hundred Best Buy stores. That was an amazing amount of change,” Anderson added. “We believe that our employees continued to strengthen our reputation as a retailer that excels at rolling out new store concepts.”

Best Buy Repurchases $24 Million in Stock

Best Buy during the third quarter repurchased 399,527 shares of its common stock at an average price of $59.67 per share. At the end of the third quarter of fiscal 2005, the company had approximately $408 million remaining under the $500 million authorization for share repurchases approved by the board of directors in June 2004.

During the quarter, the company paid a quarterly dividend of 11 cents per share, a 10-percent increase compared with the dividend paid in the second quarter.

Company Expects Diluted EPS of $1.56 to $1.66 for Q4, and $2.80 to $2.90 for Fiscal Year

For the fourth quarter of fiscal 2005, which ends on Feb. 26, 2005, Best Buy said it anticipates earnings in the range of $1.56 to $1.66 per diluted share, an average increase of approximately 13 percent from the comparable prior-year period. For the fourth quarter of fiscal 2004, the company had earnings of $1.42 per diluted share. Currently, the mean analyst earnings estimate for the fiscal fourth quarter is $1.62 per diluted share.

Best Buy also updated its earnings guidance for fiscal 2005. The company said it continues to expect revenue for fiscal 2005 of approximately $27.5 billion, an increase of 12 percent. Best Buy reported that it anticipates earnings from continuing operations increasing 15 percent to 19 percent for fiscal 2005, to a range of $2.80 to $2.90 per diluted share, including the second-quarter charge of 7 cents per share related to litigation and asset impairments. This fiscal 2005 guidance assumes the opening of a total of approximately 77 new stores, a gain in comparable store sales of 4 percent to 5 percent for the fiscal year, and a modest improvement in the operating income rate for the fiscal year driven primarily by a lower SG&A rate. The mean of analyst earnings estimates for the fiscal year is $2.94 per diluted share, excluding the second-quarter charge of 7 cents per share related to litigation and asset impairments.

“Month-to-date revenue is on track with our expectations,” stated Darren Jackson, executive vice president and CFO. “Of course, we believe that our highest volumes are still ahead of us, and consumers seem to shop later every year. We currently expect a comparable store sales gain of 3 percent to 5 percent for both fiscal December and the fourth quarter. Our revenue guidance reflects the calendar shift, including the benefit of two extra shopping days before Christmas; our improved ability to serve customers in our stores; and the continued strength we see in digital televisions, MP3 players, digital cameras, notebooks and appliances, among other areas. We anticipate that our existing customer centricity stores and the opening of approximately 10 stores in the fourth quarter also will support our top-line growth.”

Turning to profit drivers, he said, “We plan to maintain our market share and drive bottom-line profits in the fourth quarter, which is shaping up to be more promotional than last year. Offsetting that trend, we are a leaner organization than we were last year, and we continue to look for modest operating income expansion opportunities, primarily driven by efficiency initiatives.”

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. EST on Dec. 15, 2004. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 820 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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– Segment Performance Summaries and Financial Statements Follow –

Domestic Third-Quarter Performance Summary1

(U.S. dollars in millions)

	Nov. 27, 2004	Nov. 29, 2003
Revenue	$5,918	$5,430
Comparable store sales % gain[2]	3.0%	9.0%
Gross profit as % of revenue	24.7%	24.9%
SG&A as % of revenue	20.9%	21.2%
Operating income	$228	$202
Operating income as % of revenue	3.9%	3.7%

1 The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.

International Third-Quarter Performance Summary1

(U.S. dollars in millions)

	Nov. 27, 2004[2]	Nov. 29, 2003[2]
Revenue	$728	$602
Comparable store sales % gain[3]	5.0%	4.0%
Gross profit as % of revenue	23.0%	22.4%
SG&A as % of revenue	22.3%	22.4%
Operating income	$5	$—
Operating income as % of revenue	0.7%	0.0%

1 The international segment is comprised of Future Shop and Best Buy operations in Canada.

2 Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

3  Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

– Financial Statements Follow –

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Nov. 27, 2004	Nov. 29, 2003[1]	Nov. 27, 2004[1]	Nov. 29, 2003[1]
Revenue	$6,646	$6,032	$18,206	$16,099
Cost of goods sold	5,015	4,546	13,634	12,059
Gross profit	1,631	1,486	4,572	4,040
Gross profit %	24.5%	24.6%	25.1%	25.1%
Selling, general and administrative expenses	1,398	1,284	3,913	3,495
SG&A %	21.0%	21.3%	21.5%	21.7%
Operating income	233	202	659	545
Net interest income (expense)	6	(4)	7	(9)
Earnings from continuing operations before income tax expense	239	198	666	536
Income tax expense	91	76	254	205
Effective tax rate	38.1%	38.3%	38.1%	38.3%
Earnings from continuing operations	148	122	412	331
Loss from discontinued operations, net of income tax benefit of $18	—	—	—	(29)
Loss on disposal of discontinued operations, net of income tax expense of $0	—	—	—	(66)
Net earnings	$148	$122	$412	$236

Basic earnings (loss) per share:
Continuing operations	$0.45	$0.38	$1.27	$1.02
Discontinued operations	—	—	—	(0.09)
Loss on disposal of discontinued operations	—	—	—	(0.20)
Basic earnings per share	$0.45	$0.38	$1.27	$0.73

Diluted earnings (loss) per share:
Continuing operations	$0.45	$0.37	$1.24	$1.01
Discontinued operations	—	—	—	(0.09)
Loss on disposal of discontinued operations	—	—	—	(0.20)
Diluted earnings per share	$0.45	$0.37	$1.24	$0.72

Dividends declared per common share	$0.11	$0.30	$0.31	$0.30

Basic weighted average common shares outstanding (in millions)	326.0	324.2	325.2	323.0

Diluted weighted average common shares outstanding (in millions)	331.9	330.5	331.2	327.8

1Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

– Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

(Subject to Reclassification)

	Nov. 27, 2004	Nov. 29, 2003
ASSETS
Current assets
Cash & cash equivalents	$2,435	$1,827
Short-term investments	78	—
Receivables	742	678
Merchandise inventories	4,826	4,428
Other current assets	251	211
Total current assets	8,332	7,144
Net property & equipment	2,319	2,261
Goodwill, net	540	489
Intangible asset	42	38
Long-term investments	141	—
Other assets	248	151
TOTAL ASSETS	$11,622	$10,083

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,150	$4,501
Accrued liabilities	1,734	1,439
Current portion of long-term debt	8	14
Total current liabilities	6,892	5,954
Long-term liabilities	292	276
Long-term debt	478	836
Shareholders’ equity	3,960	3,017
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$11,622	$10,083

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